                           STORAGE DIMENSIONS, INC.


                                   FORM 10-Q


                                  EXHIBIT 11.1

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                           THREE MONTHS                NINE MONTHS
                                                                               ENDED                      ENDED
                                                                           SEPTEMBER 30,              SEPTEMBER 30,
                                                                     -------------------------  -------------------------
                                                                         1997         1996          1997         1996
                                                                     ------------  -----------  ------------  -----------
Net income (loss) per share                                               $ (892)       $  550      $(1,372)       $  940
Shares used in calculating net income (loss) per share:
  Weighted average common shares outstanding                               7,873         1,674        6,194         1,630
  Common equivalent shares pursuant to Staff Accounting
     Bulletin No. 83 (1)                                                      --         3,888        1,221         3,888
                                                                          ------        ------      -------        ------
  Weighted average common and common equivalent shares outstanding
   (2)                                                                     7,873         5,562        7,415         5,518
                                                                          ======        ======      =======        ======
Net income (loss) per share                                               $(0.11)       $ 0.10      $ (0.19)       $ 0.17
                                                                          ======        ======      =======        ======


(1) Preferred Stock on an as-if converted basis and stock options and warrants granted from January 22, 1996 to March 11, 1997 (using the treasury stock method) are treated as outstanding through March 11, 1997 for all periods presented prior to or inclusive of the March 11, 1997 Offering effective date.


(2) For the three months ended September 30, 1997, common equivalent shares are not included in the computation of net income (loss) per shares due to the anti-dilutive effect.